Exhibit 99.1

FOR IMMEDIATE RELEASE
December 19, 2005
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Announces Closing of Stock Offering-

Spartanburg, SC, December 19, 2005 --First National Bancshares, Inc., (Nasdaq: FNSC) announced the closing of its best efforts offering of 369,282 shares of common stock, including 19,822 shares sold to meet oversubscriptions.   The shares were sold by First National’s officers and directors at a price of $24.00 per share.

Total net proceeds to First National from the offering were approximately $6.2 million after deducting expenses and the net proceeds paid to the selling shareholder from the sale of its 86,000 shares included in the offering.  First National expects to use the net proceeds from the offering for general corporate purposes and to enhance the Bank’s capital and liquidity.  These funds also allow the Bank to increase the loan amounts available to its client base by increasing lending limits to any one borrower.

Jerry L. Calvert, President and CEO, said, “We are pleased with the success of the public offering.  We would like to thank our officers and directors for their hard work and dedication in closing the stock offering in such a short period of time.  We plan to use the proceeds of the offering to continue the long term strategic growth of our organization.  I believe this growth strategy will add substantial value for our shareholders.”

First National’s stock price closed at $24.01 per share on December 16, 2005.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is traded on the Nasdaq National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates four full-service offices, three in Spartanburg County under the name First National Bank of Spartanburg and a newly opened office in Mount Pleasant, South Carolina.  The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to net proceeds, intended use of net proceeds, future growth and expectations, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.